Exhibit 5.1

ROPES & GRAY LLP 1211 AVENUE OF THE AMERICAS NEW YORK, NY 10036-8704 WWW.ROPESGRAY.COM

August 23, 2019

The Habit Restaurants, Inc.

17320 Red Hill Avenue, Suite 140

Irvine, CA 92614

United States

Ladies and Gentlemen:

This opinion letter is furnished to you in connection with the registration statement on Form S-8 (the “Registration Statement”), filed by The Habit Restaurants, Inc., a Delaware corporation (the “Company”), on the date hereof, with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of 1,000,000 shares of Class A Common Stock, $0.01 par value, of the Company (the “Shares”). The Shares are issuable under the Company’s Amended and Restated 2014 Omnibus Incentive Plan (the “Plan”).

We are familiar with the actions taken by the Company in connection with the adoption of the Plan. We have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

The opinions expressed below are limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Shares have been issued and sold in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Ropes and Gray LLP

Ropes & Gray LLP